UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 27, 2006 (March 21, 2006)

Radiologix, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23311	75-2648089
(Commission File Number)	(IRS Employer Identification No.)

3600 JP Morgan Chase Tower
2200 Ross Avenue
Dallas, Texas	75201-2776
(Address of Principal Executive Offices)	(Zip Code)

(214) 303-2776

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 21, 2006, the Compensation and Stock Plan Administration Committee (the “Committee”) of the Board of Directors of Radiologix, Inc. (the “Company”) approved bonus payments to the following named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of the Company as a result of the officers’ performance in 2005. A portion of the 2005 bonus payment will be made as soon as practicable. The other portion will be payable on June 29, 2007, assuming that the named executive officer remains employed by the Company at that time. If the named executive officer is terminated by the Company without cause before June 29, 2007, the unpaid portion of the bonus will be payable upon termination. Furthermore, if there is a change in control of the Company, as defined in the employment agreements of Messrs. Abbasi, Murdock and Silhol, all named executive officers will be entitled to the unpaid portion of their bonus payments on the day immediately preceding the change in control. The 2005 Bonus payments are as follows:

Officer	Total Bonus	2005 Bonus payable in 2006	2005 Bonus payable June 29, 2007
Sami S. Abbasi Chief Executive Officer	$300,000	$125,000	$175,000
Stephen Forthuber Senior Vice President, Field Operations	$115,000	$57,500	$57,500
Michael N. Murdock Senior Vice President, Chief Financial Officer	$125,000	$62,500	$62,500
Michael L. Silhol Senior Vice President, General Counsel & Secretary	$112,500	$56,250	$56,250

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIOLOGIX, INC.

Date: March 27 , 2006

	By:	/s/ Michael L. Silhol
	Name:	Michael L. Silhol
	Title:	Senior Vice President, General Counsel, and Secretary